Exhibit 99.1

Nephros Announces Preliminary Financial Results for Second Quarter 2020

Anticipates $1.6 Million Net Revenues

SOUTH ORANGE, NJ, July 8, 2020 – Nephros, Inc. (Nasdaq: NEPH), a commercial-stage company that develops and sells high performance water purification products and pathogen detection systems to the medical and commercial markets, today announced preliminary financial results for the quarter ended June 30, 2020.

Net revenues for the quarter are expected to be $1.6 million, a decrease of approximately 33% compared to the quarter ended June 30, 2019. Nephros ended the quarter with approximately $7.0 million in cash on a consolidated basis.

“The headwinds from COVID-19 stopped our four-year quarterly growth streak. We and our customers are adapting to the new normal, and we remain optimistic about our ability to return to our high growth rate path,” commented Daron Evans, President and CEO. “We strongly believe that a new level of attention will be focused on bacteria and virus by our customers as their attention expands beyond a focus on COVID-19. Additionally, we are confident that our new pathogen detection product line will gain traction in the market. These products include PluraPath™, our real-time, field-based pathogen detection system, SequaPath™, our comprehensive portable water screening and analysis system – which we anticipate launching soon – and DialyPath™, our real-time test for dialysis clinics that will detect and quantify endotoxin-producing Gram-negative bacteria. As with the last quarter, potential negative developments could include additional delays in acquiring new customers, particularly if reopening takes longer than anticipated or if some areas in the U.S. experience new restrictions in the operations of businesses in healthcare and hospitality sectors in response to increased COVID-19 cases.”

About Nephros

Nephros is a commercial-stage company that develops and markets high performance water purification products and pathogen detection systems for medical and commercial markets.

Nephros ultrafilters are used in hospitals, medical clinics, and commercial facilities to retain bacteria and viruses from water, providing barriers that aid in infection control for showers, sinks, and ice machines. Nephros ultrafilters are also used in dialysis centers to aid in the removal of endotoxins and other biological contaminants from water and bicarbonate concentrate in hemodialysis machines.

Nephros pathogen detection systems, including the PluraPath™, SequaPath™, and DialyPath™ systems, provide data on waterborne biological content to medical and water quality professionals. Our products integrate Nephros ultrafilters with quantitative polymerase chain reaction (qPCR) technology to deliver actionable water pathogen information in real time.

Nephros commercial filters, including AETHER™ brand filters, improve the taste and odor of water, and reduce scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter ended June 30, 2020, the anticipated impact of the coronavirus pandemic, expected demand for Nephros’ products, including its new pathogen detection products, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, competitive and economic conditions, particularly the continued impact of the COVID-19 pandemic on the U.S. economy, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contact:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Media Contact:

Bill Douglass

Gotham Communications, LLC

(646) 504-0890

bill@gothamcomm.com

Company Contact:

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com